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                                                                    EXHIBIT 99.1




CONTACTS:     PHILLIP D. KRAMER                      A. PATRICK DIAMOND
--------      EXECUTIVE VICE PRESIDENT AND CFO       MANAGER, SPECIAL PROJECTS
              713/646-4560 - 800/564-3036            713/646-4487 - 800/564-3036


FOR IMMEDIATE RELEASE
---------------------


                     PLAINS ALL AMERICAN PIPELINE ANNOUNCES
                 DISTRIBUTION INCREASE; COMMENTS ON 3Q RESULTS,
                      ACQUISITION INTEGRATION AND OUTLOOK

         (Houston - October 18, 2001) Plains All American Pipeline, L.P. (NYSE:
PAA) today announced a cash distribution of $0.5125 per unit on its outstanding Common Units, Class B Common Units and Subordinated Units. The distribution will be payable on November 14, 2001, to holders of record of such units at the close of business on November 2, 2001. The distribution represents a $0.0125 per unit increase over the previous quarter's distribution and effectively increases the annual distribution rate by $0.05 per unit to $2.05 per unit.

         Greg L. Armstrong, Chairman and CEO of Plains All American, said, "As a result of the continuing successful integration of acquisitions completed over the last several months and our outlook for future performance, we are increasing the Partnership's quarterly distribution to $0.5125 per unit. This increase marks the fourth distribution increase in the last six quarters. Since the beginning of this year, we have increased the distribution to our Unitholders by 10.8%, or $0.20 per unit on an annualized basis. Based on public information available to date, PAA was one of four master limited partnerships to post double digit growth in distributions for 2001."

         Armstrong also commented on Plains All American's third quarter performance. During its second quarter earning's release conference call held on August 7, management provided EBITDA guidance of $29.5 million - $30.5 million for the third quarter and earnings guidance of $0.38 - $0.39 per unit, excluding nonrecurring items, the impact of SFAS 133 and noncash compensation expense. Armstrong stated that based in part on market conditions during the last half of the quarter and the impact of the distribution increase on the general partner's share of net income, management expects third quarter EBITDA and earnings per unit will be in line with to slightly below the lower end of that guidance.

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         Armstrong continued, "We are pleased with the progress we have made in integrating our recent acquisitions and believe that the current environment is extremely attractive for continued growth through acquisitions. Specifically, we believe there will be significant asset divestitures by independent and major oil companies that have recently announced or completed business combinations as well as companies that completed business combinations under the pooling of interest method of accounting approximately two years ago. Our current acquisition target is $200 million to $300 million per year. Thus far in 2001, we have already completed or announced over $215 million in acquisitions. We are continuously evaluating acquisition opportunities and believe that market conditions will continue to be strong for additional acquisitions over the next 12 - 18 months."

         Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the availability of acquisition opportunities on terms favorable to the Partnership, fluctuations in the capital markets and the availability to Plains All American of credit on satisfactory terms, demand for various grades of crude oil and resulting changes in pricing conditions, successful third party drilling efforts and completion of announced oil-sands projects, availability of third party production volumes for transportation and marketing, regulatory changes, successful integration and future performance of assets acquired, unanticipated shortages or cost increases in materials and skilled labor, weather interference, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership's filings with the Securities and Exchange Commission.

         Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana and the Gulf of Mexico and the Canadian Provinces of Alberta and Saskatchewan. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." The Partnership is headquartered in Houston, Texas.


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